UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

THE NEW HOME COMPANY INC.

(Exact name of registrant as specified in charter)

Delaware	27-0560089
(State of incorporation	(IRS Employer
or organization)	Identification No.)

6730 N Scottsdale Rd., Suite 290 Scottsdale, Arizona 85253
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

This Form 8-A/A is filed by The New Home Company Inc. (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on May 8, 2020.

Item 1.  Description of Registrant’s Securities to be Registered.

On March 29, 2021, the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), entered into an amendment (the “Tax Plan Amendment”) to that certain Tax Benefit Preservation Plan (the “Tax Plan”), dated as of May 8, 2020, between the Company and the Rights Agent.  The Tax Plan Amendment accelerates the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Tax Plan by amending the definition of “Final Expiration Date” under the Tax Plan to mean “March 29, 2021.”  Accordingly, the Rights which were previously dividended to holders of record of the shares of common stock, par value $0.01 per share, of the Company related to the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred”) expired as of the close of business on March 29, 2021 upon the expiration of the Tax Plan and no person shall have any rights pursuant to the Tax Plan or the Rights.

On March 29, 2021, in connection with the foregoing, the Company filed a Certificate of Elimination (the “Certificate of Elimination”) to eliminate all matters set forth in the Certificate of Designations filed with the Secretary of State of the State of Delaware on May 8, 2020 related to the Series A Preferred from the Company’s Certificate of Incorporation.

This foregoing description is only a summary, and is not complete, and should be read together with the Tax Plan Amendment and the Certificate of Elimination, copies of which are attached hereto as Exhibits 4.2 and 3.2, respectively, and are incorporated herein by reference.  The Tax Plan (including the Tax Plan Amendment) specifying the terms of the Rights and the Series A Preferred are attached hereto as exhibits to this registration statement, and are incorporated herein by reference.

Item 2.  Exhibits

3.1

Certificate of Designations of Series A Junior Participating Preferred Stock of The New Home Company Inc., filed with the Secretary of State of the State of Delaware on May 8, 2020 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated May 8, 2020 of The New Home Company Inc.).

3.2	Certificate of Elimination of Series A Junior Participating Preferred Stock of The New Home Company Inc., filed with the Secretary of State of the State of Delaware on March 29, 2021 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated March 30, 2021 of The New Home Company Inc.).

4.1

Tax Benefit Preservation Plan, dated as of May 8, 2020, between The New Home Company Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated May 8, 2020 of The New Home Company Inc.).

4.2	First Amendment to Tax Benefit Preservation Plan, dated as of March 29, 2021, by and between The New Home Company Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8‑K, dated March 30, 2021, of The New Home Company Inc.).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE NEW HOME COMPANY INC.

Date:	March 30, 2021	/s/ John M. Stephens
Name: John M. Stephens
Title: Executive Vice President and Chief Financial Officer